EXHIBIT 1.02

              RESTATED ARTICLES OF INCORPORATION OF
                SOUTHERN CALIFORNIA WATER COMPANY

NAME

     One: The name of the corporation is SOUTHERN CALIFORNIA
WATER COMPANY.

PURPOSE

     Two: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

AUTHORIZED SHARES

     Three: The total number of shares which the corporation is authorized to issue is 1,000 shares of Common Stock.

DIRECTOR LIABILITY

     Four: The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California Law.

INDEMNIFICATION OF AGENTS

     Five: The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

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